Exhibit 2 - Form of Letter to Shareholders


                       [CIGNA Letterhead]



August 4, 1997



     I'm writing to you to describe a new shareholder rights plan, adopted by the CIGNA Board of Directors this past July 23, which replaces an original plan that expires today, August 4. As of this date, rights will be distributed to record shareholders, and will continue to be distributed with respect to all shares issued going forward. The rights will be represented by, and transferred with, your common stock certificates.

     We have enclosed a summary description of the shareholder rights plan.

     The Board of Directors has adopted the rights plan to ensure that CIGNA shareholders receive fair value in the event of a change in control or a takeover, and that you realize the long-term value of your investment in the Company. The plan achieves this by providing the Board with needed flexibility in responding to unilateral, abusive actions by hostile acquirors that are calculated to deprive the Board and our shareholders of the ability to obtain maximum value in the Company. The adoption of the new plan upon expiration of the original one ensures that the Board will continue to be able to protect your interests against these abusive practices and maximize the value of your shares, if a takeover offer were to emerge.

     Your Board and management remain enthusiastic about the potential for the Company and we continue to be committed to serving your best interests as shareholders.


                         On behalf of the Board of Directors,




                         Chairman of the Board and
                           Chief Executive Officer